   Bracketed information omitted and filed separately with the Securities and
                              Exchange Commission
 Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4), 200.83
                                 and 240.24b-2

                                                                    EXHIBIT 10.8



                 BIOTECHNOLOGY LICENSING AND TRANSFER AGREEMENT

                                    between

               OHIO UNIVERSITY EDISON ANIMAL BIOTECHNOLOGY CENTER

                                      AND

                       DRUG DEVELOPMENT INVESTMENT CORP.

                               TABLE OF CONTENTS

                                                                     PAGE
1.   Definitions....................................................   1
2.   License Grant..................................................   6
3.   Technical and Scientific Assistance............................   9
4.   Patent Filing, Maintenance and Extension.......................  10
5.   Patent Infringement Action by a Third Party....................  12
6.   Patent Infringement Action Against a Third Party...............  14
7.   Compulsory Licensees...........................................  17
8.   Payment........................................................  17
9.   Reporting and Record Keeping...................................  21
10.  Licensor's Representations and Warranties......................  22
11.  Licensee's Representations and Warranties......................  23
12.  Licensee's Duties..............................................  24
13.  Manufacturing Facility.........................................  25
14.  Insurance......................................................  25
15.  Patent Marking.................................................  25
16.  Term and Termination...........................................  26
17.  Confidential Information.......................................  29
18.  New Developments...............................................  32
19.  Indemnification................................................  33
20.  Government Requirements and Approvals..........................  36
21.  Force Majeure..................................................  37
22.  Assignments and Affiliates.....................................  37
23.  Arbitration....................................................  38
24.  Governing Law..................................................  38
25.  General Provisions.............................................  39
     (a)  Integrated Agreement......................................  39
     (b)  Severability and Reformation..............................  39

     (c)  Notices...................................................   39
     (d)  Construction..............................................   41
     (e)  Captions..................................................   41
     (f)  Waiver....................................................   41
     (g)  Cumulative Remedies.......................................   41
     (h)  Litigation Costs..........................................   41
     (i)  Further Assurances........................................   41
     (j)  No Partnership............................................   42
     (k)  Confidentiality Pending Effectiveness of Agreement........   42
     (l)  Interest on Delinquent Obligations........................   42
     (m)  Signatory Authority.......................................   42
     (n)  Multiple Counterparts.....................................   42

Exhibits
--------
Exhibit A...........................................................   44
Exhibit B...........................................................   45

                 BIOTECHNOLOGY LICENSING AND TRANSFER AGREEMENT


     THIS AGREEMENT, entered into as of the Effective Date (as hereinafter defined), between. OHIO UNIVERSITY, a state chartered university and its Edison Animal Biotechnology Center, a department of OHIO UNIVERSITY, currently located at 101 University Research and Technology Center, Athens, Ohio 45701 (hereinafter collectively referred to as "OU/Edison" or "Licensor"), and DRUG DEVELOPMENT INVESTMENT CORP., a corporation organized and existing under the laws of Texas, having a principal place of business at 570 Penllyn Pike, Blue Bell, Pennsylvania 19422, including all Affiliates, as herein defined (hereinafter collectively referred to as "Licensee").

                                   RECITALS:

     WHEREAS, Licensor, through the research conducted by John Kopchick and those supervised by him, has developed technology in the field of growth hormones that, among other applications, may be effective in the control, prevention and treatment of disease; and has filed for patent protection concerning the technology; and

     WHEREAS, Licensor desires to promote the development of the technology and its use for the public benefit, and to this end is granting to Licensee exclusive rights and licenses in the patents, patent applications, technical information and know-how related to and constituting the technology, and Licensee desires to accept such rights and licenses in accordance with the terms set forth below.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties agree as follows:

1.   DEFINITIONS.

     (A) "AFFILIATE" means, with respect to either party, any legal entity that directly or indirectly controls, is controlled by, or is under common

                                       1.

control with, such party. For purposes of this definition, "control" means the power, whether or not normally exercised, to direct the management and affairs of a legal entity, directly or indirectly, whether through the ownership of voting securities, by agreement, custom or law. In the case of a corporation or partnership, the direct or indirect ownership of fifty percent (50%) or more of its outstanding voting equity shall in any case be deemed to confer control, provided that the direct or indirect ownership of a lesser percentage of such equity shall not necessarily preclude the existence of control where such control is otherwise shown to exist, particularly with respect to a foreign entity where legal limitations on the maximum foreign equity ownership may apply.

     (B) "DERIVATIVE PRODUCTS" means all products, including compounds, services or methods of treatment, derived from the Licensed Technology.

     (C) "DOLLARS" and "$" refer to the official currency of the United States of America.

     (D) The "EFFECTIVE DATE" of this Agreement, subject to Section 20(b), shall be deemed to be January 18 , 1993.

     (E) "FDA" means the U.S. Food and Drug Administration, and any successor agency thereof.

     (F) "IND" means an Investigational New Drug application submitted to the FDA under the regulations set forth in 21 Code of Federal Regulations Part 312 or any successor regulations thereof, providing for studies of the use or efficacy of the Licensed Technology and/or Derivative Products in the prevention and/or treatment of disease in humans.

     (G) "LICENSED TECHNOLOGY" means: (i) all growth hormone analogs (including growth hormone agonists and antagonists), growth hormone receptor analogs and/or other products or targets of intracellular growth hormone action (including second messengers or other intracellular mediators of growth hormone

                                       2.

action), and molecules of inorganic, organic or other structure with growth hormone mimetic (and/or growth hormone antagonistic) effects; (ii) all transgenic animals and cell lines that express such growth hormone analogs, growth hormone receptor analogs and/or other products or targets of intracellular growth hormone action; (iii) all methods of treating human diseases utilizing such growth hormone analogs, growth hormone receptor analogs and/or other products or targets of intracellular growth hormone action, that have been discovered or developed at OU/Edison to date, or that are hereafter discovered or developed at OU/Edison or in collaboration with OU/Edison (to the extent of OU/Edison's rights in or with respect to such technology), in either case (A) through research conducted by John Kopchick and those supervised by him, or (B) in conjunction with or under the auspices of the Edison Animal Biotechnology Center, or any facility controlled by the Edison Animal Biotechnology Center during the term of the Sponsored Research Agreement, including but not limited to the specific inventions by John J. Kopchick and those supervised by him relating to growth hormone action; and (iv) all methods, procedures and uses for assaying growth hormone or growth hormone analog presence in fluids or other media, and/or growth hormone or growth hormone mimetic or growth hormone antagonistic biologic action, including methods for screening compounds for desired biologic activities and methods for the diagnosis or treatment of disease. In the event growth hormone research is conducted by an institution or facility that is not sponsored or controlled by OU/Edison, but OU/Edison or John J. Kopchick (or those supervised by him in research matters relating to growth hormone action) cooperates in the performance of the research, or consults with respect to such research, and Ohio University or OU/Edison acquires patent rights with respect to the discoveries and inventions thereby developed, such rights shall be deemed a part of the Licensed Technology. The Licensed Technology shall also be deemed to include the

                                       3.

Derivative Products, the Patent Rights and the Production Technology, as herein defined. The only exception to Licensed Technology defined in this section 1(g) is a previous research contract (unamended) between OU/Edison and American Cyanamid Company dated June 12, 1992 (the "American Cyanamid Contract").

     (H) "LITIGATION COSTS" and "ARBITRATION COSTS" mean all expenses reasonably and customarily incurred in litigation or arbitration proceedings, respectively, including court costs, arbitration fees, attorney's fees, consulting and testifying expert fees and customary copying, telephone, telefax, postage and similar costs. A reference to Litigation Costs shall mean Arbitration Costs, and vice versa, where appropriate to the context.

     (I) "NET REVENUES" shall mean all revenues actually received by the Seller (as herein defined) from the Sale (as herein defined) of the Derivative Products in the marketplace, not including the following: (i) discounts allowed in amounts customary in the trade; (ii) sales, VAT and use taxes, and tariffs and custom duties imposed with reference to particular Sales; (iii) outbound transportation charges prepaid or allowed; (iv) amounts allowed or credited on returns; and (v) packaging and insurance charges on shipments or deliveries to customers.

     (J) "OPTION AGREEMENT" means that certain agreement between Ohio University and Licensee of approximately even date granting Licensee option and first refusal rights with respect to certain ancillary technologies related to the Licensed Technology.

     (K) "PATENT RIGHTS" means (i) those patent applications listed in Exhibit A attached hereto and made a part hereof, and any other patent applications that relate to or embody the Licensed Technology (collectively, the "Patent Applications") and (ii) all letters patent (collectively, the "Licensed Patents") issuing on any Patent Applications, whether foreign or domestic, together with

                                       4.

all registrations, amendments, divisions, continuations, continuations in part, extensions and renewals, reexaminations, improvements, substitutions, additions, confirmations and revalidations and reissues thereof.

     (L) "PRODUCTION TECHNOLOGY" means the full range of technical information and know-how, processes, procedures, devices, compositions, methods, formulae, protocols, techniques, quality control standards, measurements, assays and studies, software programs and underlying source codes, designs, drawings and data now or hereafter acquired, controlled by, and/or available to Licensor relating to the Licensed Technology and Derivative Products that is not contained within the claims of the Patent Rights, but which is necessary at any time for practicing the inventions covered by the Patent Rights, or non-patented inventions covered by the Licensed Technology. Excluded from the definition of Production Technology are the computer programs used in biomolecular modeling of the growth hormone created by the Ohio University, College of Engineering. The biomolecular modeling computer programs are subject to the terms of the "Software Licensing Agreement" between University and Licensee of approximately even date herewith.

     (M) "REGULATORY APPROVAL" means, with respect to a given country, all approvals from any Regulatory Authority necessary for Licensee to conduct its business with respect to the Licensed Technology in such country.

     (N) "REGULATORY AUTHORITY" means the governmental authority responsible for making and/or enforcing applicable public laws and regulations, or granting Regulatory Approval in a given jurisdiction.

     (O) "SALE" means any sale, lease, license, sublicense, distribution, transfer, assignment in whole or in part, exchange, or other disposition for value by Licensee, Sublicensee or Licensee's Affiliates to a party other than Licensor or Licensee, or their respective Affiliates, of any rights held or

                                       5.

Derivative Products acquired by Licensee hereunder, and shall include without limitation the use of such term as contemplated by 35 U.S.C. Section 154. The terms "Sell," "Sold" and "Selling" shall have an analogous meaning to Sale. "Seller" shall mean a person who Sells a Derivative Product.

     (P) "SPONSORED RESEARCH AGREEMENT" means that certain agreement between the parties by that title of approximately even date herewith.

2.   LICENSE GRANT.

     (A) Licensor hereby grants to Licensee (including its Affiliates) and Licensee hereby accepts, upon the terms and conditions herein set forth, an exclusive worldwide license (the "License") in and to the Licensed Technology, including, without limitation, the exclusive right under the Licensed Technology, to make, use, and Sell (directly or through independent distributors) the Licensed Technology in accordance with this Agreement, and also including, without limitation, the right to pursue further research, discoveries and inventions, and construct or acquire any apparatus and facilities useful in the development of the Licensed Technology. Licensee shall have the right to transfer, in whole or in part, the rights granted in this Agreement to any Affiliate as provided in Section 22 below. Subject to the provisions of Section 17(g) below, Licensor shall not distribute to any third party any part of the Licensed Technology without Licensee's prior written consent.

     (B) Licensor will not compete directly or indirectly with the commercial exploitation by Licensee or any sublicensee of the Licensed Technology, or any portion thereof, during the term of this Agreement, except that Licensor shall have the unrestricted right to fully utilize and commercially exploit any portion of the Licensed Technology in which Licensor may hereafter reacquire rights pursuant to the terms of this Agreement. Licensor shall not assert any Patent

                                       6.

Rights against Licensee relating to the Licensed Technology prior to the lawful termination of the rights granted under this Agreement.

     (C) Licensor agrees that it will not intentionally divert research from the Edison Animal Biotechnology Center in a manner which would operate to circumvent its commitments under this Agreement.

     (D) OU agrees that (i) it will not expand the scope in a manner that would interfere with, the rights granted herein, or extend the term of the aforesaid American Cyanamid Contract beyond June 15, 1994 if such extension would in any manner inhibit or impair the performance of OU/Edison's responsibilities under this Agreement or the Sponsored Research Agreement, (ii) it will segregate the funding received on the American Cyanamid Contract so that no such funding is expended on the activities contemplated under the Sponsored Research Agreement or this Agreement, (iii) it will maintain separate records with respect to the research conducted in accordance with the American Cyanamid Contract to assure that such research is not commingled or confused with the research to be conducted on behalf of Licensee under the Sponsored Research Agreement, (iv) it will not assign research responsibilities under the Sponsored Research Agreement to any individual who is conducting research under the American Cyanamid Contract, and (v) it will not capitalize on any results obtained through research activities under the American Cyanamid Contract in pursuing its responsibilities under the Sponsored Research Agreement. OU/Edison represents that it has not, and agrees that it will not, enter into any other contractual commitments or undertake any research activities that would conflict with, detract from, or give rise to any claim against the rights granted to Licensee in this Agreement.

     (E) Licensor hereby grants to Licensee the right to sublicense any rights granted hereunder without additional consideration to Licensor, other than the obligation to make all payments required under this Agreement. Licensee agrees

                                       7.

that (i) any sublicense agreement shall be consistent with the terms hereof,
(ii) the provisions contained in Sections 8, 9 and 17 hereof shall expressly be made binding on each sublicensee, (iii) except as may otherwise be agreed in writing between Licensor and Licensee, Licensee shall remain primarily liable to Licensor for the performance of the Licensee's obligations under this Agreement, irrespective of any such sublicense, (iv) Licensee shall furnish a copy of each sublicense to Licensor, and (v) each sublicense shall terminate as provided in
Section 16 below.

     (F) In the event Licensee grants a sublicense or rights to any part of the Technology to any third party, Licensee shall cause such transferee to execute a document (a copy of which shall be furnished to Licensor) providing for the payment to Licensor of any and all royalties due on units of Derivative Product that may be sold by such transferee in the marketplace, and Licensee hereby guaranties such payment to Licensor. No duplicate royalty payments shall be made to Licensor, however, under any circumstances with respect to the sale of any Derivative Product, irrespective of whether such Derivative Product is covered by more than one Licensed Patent.

     (G) Licensee shall have the right, at any time, and from time to time, to surrender any portion(s) of the Licensed Technology to Licensor, and from such date(s) the rights so surrendered shall no longer be deemed part of the Licensed Technology covered by this Agreement, and in such event Licensee shall give written notice to Licensor specifying the Licensed Technology so surrendered.

     (H) In the event any representative of Licensee develops joint inventions with Licensor or with John Kopchick, during Kopchick's employment by Licensor, Licensee shall require that such joint inventions and discoveries (or any patent applications filed with respect thereto, and any patents issued thereon) be assigned jointly to Licensee and Licensor; and Licensor's joint interest in such

                                       8.

joint inventions shall be Licensed to Licensee hereunder; Licensee shall make Royalty Payments on Net Revenues thereon, and pay other compensation that may become due, in accordance with this Agreement and Exhibit B; however, Licensee shall retain all other rights that it may have under statute and common law with respect to the commercial exploitation of such joint inventions. This paragraph
(h) shall not apply to inventions and discoveries that are developed by Licensee without Licensor's joint collaboration, however.

3.   TECHNICAL AND SCIENTIFIC ASSISTANCE.

     (A) Licensor shall disclose and furnish to Licensee as soon as reasonably practicable after the Effective Date, in English language, or in readily convertible computer software code, where applicable, and in American units (as to measurements) all of the Licensed Technology, including any Licensed Technology that may hereafter come into Licensor's possession during the term of this license, including information concerning all applications in which the Licensed Technology has been or may be successfully employed, and details retained in any format, including electronic media, with a view to enabling Licensee to fully exploit this license.

     (B) Licensor shall assist Licensee by responding to questions concerning the Licensed Technology. To this end, Licensor agrees, upon request by Licensee and at Licensee's expense (in accordance with Section 3(c)), to send to any facility designated by Licensee where Production Technology will be used, qualified representatives of Licensor selected by mutual agreement of Licensor and Licensee, at reasonable intervals and for reasonable periods and in a manner not calculated to disrupt their normal responsibilities, to assist Licensee in utilizing the Production Technology, and to consult with Licensee with respect to the development and manufacture of Derivative Products.

                                       9.

     (C) Subject to Licensee's right to approve expenses exceeding $500 in advance of any such trip, Licensee agrees to pay all reasonable documented travel expenses and lodging costs of Licensor's personnel incurred under paragraph (b) above, upon receipt of invoice within thirty (30) days after such expenses have been incurred.

4.   PATENT FILING, MAINTENANCE AND EXTENSION.

     (A) During the term of this Agreement, subject to feasibility determinations made in consultation with expert patent counsel, Licensee shall, with Licensor's cooperation, (i) prosecute Patent Applications at Licensee's expense, (ii) keep Licensor informed of the status of such applications, and
(iii) seek the broadest degree of protection in the patent claims that is consistent with sound patent law practice. In the event Licensor believes that patent protection should be sought with respect to specific inventions, and Licensee has not done so, Licensor shall identify the inventions in a written notice to Licensee requesting Licensee to proceed with the filing and prosecution of a Patent Application (the "Patent Request").

     (B) In the event Licensee receives a Patent Request during the term of this Agreement and decides, for any reason, not to prosecute the Patent Application, it shall confer with Licensor about such decision, and shall communicate its reasons for not pursuing the patent. It shall be deemed a Valid Reason (herein so called) if Licensee states reasonable and probable grounds for believing that publication of the patent claims would be detrimental to the mutual objectives of the parties under this Agreement for reasons of confidentiality or in order to avoid infringing the patent rights of any third party. If Licensee has not stated a Valid Reason for failing to pursue the patent, and has not agreed within sixty (60) days after receipt of the Patent Request, to file

                                      10.

the Patent Application, Licensor shall have the right, but not the obligation, at its expense, to prosecute such Patent Application. If Licensor decides to prosecute a Patent Application that Licensee has elected not to prosecute, any patent that issues based on such application shall be the sole property of Licensor and will not be part of the Licensed Technology under this Agreement; provided, however, that Licensor shall promptly give Licensee notice of the issuance of such patent, and copies of the relevant patent and underlying materials, and Licensee shall thereafter have a period of sixty (60) days in which to elect to obtain an exclusive license to such patent from Licensor by paying Licensor an amount equal to the costs incurred by Licensor in obtaining the patent. Upon affirmative exercise of this election and payment to Licensor, the subject patent shall thereafter constitute part of the Licensed Technology and be subject to this Agreement.

     (C) During the term of this Agreement, Licensee shall take the steps and pay all fees reasonably necessary to maintain the Licensed Patents for the full term thereof; provided that if Licensee decides that it is not cost-effective or reasonable to maintain a particular Licensed Patent, Licensee shall so inform Licensor in writing as soon as practicable, and Licensee shall also advise Licensor in writing whether the technology covered by the patent is presently embodied in any Derivative Product, and if so, which ones. Licensor shall then have the right, but not the obligation, to take such steps at its own expense. If (i) Licensee elects to abandon Licensed Patent(s) for any reason other than those listed above in Section 4(c) or avoidance of infringement of rights of a third party, (ii) royalties have not been paid to Licensor with respect to a Derivative Product embodying the Technology covered by the claims in such Licensed Patent(s), and (iii) Licensor elects to undertake protection of such

                                      11.

Licensed Patent(s), such Licensed Patent(s) will from that point on no longer be considered Licensed Technology under this Agreement.

     (D) Licensee shall have the right to file on behalf of and as agent for Licensor, all applications and to take all actions necessary (i) to obtain the benefits under the Drug Price Competition and Patent Term Restoration Act of 1984 and any amendments thereof and (ii) to extend the terms of the Licensed Patents to the extent permitted by any other law through, among other measures, applications for patent extension certificates, provided that Licensor shall join in such applications if requested to do so by Licensee.

     (E) All Patent Applications shall be prosecuted in the name of the inventor(s), subject to Ohio law and OU/Edison policies, and Licensor shall cause the Patent Applications and any Licensed Patents which may be issued thereon to be assigned to Licensee hereunder, unless otherwise agreed by the parties. In the event this Agreement is terminated, the rights of the parties in pending Patent Applications and Licensed Patents shall be controlled by Section 16 below.

5.   PATENT INFRINGEMENT ACTION BY A THIRD PARTY.

     (A) In the event any third party asserts a claim of patent infringement with respect to the Licensed Technology against Licensor, Licensee, or any person acquiring or holding rights in the Licensed Technology through them, the party who first learns of such claim shall promptly notify the other party of the claim. Licensee shall have the right and obligation to defend against such claim, in its own name and/or in the name of Licensor, if necessary to such defense. The parties (i) shall cooperate in taking all appropriate and reasonably necessary actions to diligently maintain the defense of such claim, including litigation and the maintenance of any bona fide appeals therefrom, and having its representatives and employees testify and make available all relevant

                                      12.

nonprivileged materials; (ii) subject to any right of indemnity under Section 19 below, shall initially bear their own respective Litigation Costs incurred in connection with such defense; provided that during the pendency of the dispute, subject to the provisions of Section 8(f) below, Licensee may [*] due Licensor under this Agreement and apply same toward reimbursement of Licensee's expenses (including all Litigation Costs) in connection with the action, until such time as the litigation is finally resolved, whether through settlement, consent judgment, or final judgment from which no further appeal may be taken. In the event the Royalty Payments have been reduced pursuant to any provision contained in this Agreement, the amount withheld shall be calculated based upon the reduced Royalty Payment. In the event that the amount of Royalty Payments withheld exceeds the Licensee's expenses (including Litigation Costs), then Licensee shall, upon final resolution of the subject litigation, pay Licensor within sixty (60) days of such final resolution, the balance of any such Royalty Payments withheld hereunder.

     (B) If Licensee does not diligently prosecute such defense, or elects not to do so, then subject to Licensor's obligations under its indemnity in Section 19 below, Licensor shall have the right, but not the obligation, to assume such defense at its own expense, in which event Licensee shall cooperate by having its employees and representatives testify and make available all nonprivileged materials.

     (C) If Licensee is required, by a settlement entered into in good faith after consultation with Licensor, or by a final court order from which no appeal can be taken, to pay any sum of money (i) as damages, or (ii) as a compulsory royalty to obtain a license under any patent (within the field of the Licensed Technology) not licensed hereunder, in order to exploit the License, and the

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      13.

infringement of such patent cannot reasonably be avoided by Licensee, the compensation required to be paid to Licensor under the terms of Exhibit B to this Agreement shall be reduced by the amount so payable by Licensee to the third party. To the extent not recouped by Licensee pursuant to the foregoing provisions, Licensor shall reimburse Licensee for any expenses, liabilities and damages incurred in connection with the defense, settlement, or payment of such claim if it is determined that (i) any representations made by Licensor under
Section 10 are invalid, and as a result thereof the claim was not reasonably defensible in whole or in part, or (ii) a material claim adverse to the Patent Rights has been asserted and such claim results in a judgment against Licensee (or its Affiliates or sublicensees), or, in the good faith judgment of independent expert patent counsel, would result in such adverse judgment if not amicably resolved. Such reimbursement shall be paid to Licensee, however, only out of compensation thereafter due Licensor under Exhibit B to this Agreement unless such right to reimbursement results from a breach of Licensor's affirmative representations or express duties contained herein, or pursuant to Licensor's indemnity under Section 19 below.

     (D) The parties shall confer in good faith in an attempt to reach agreement before accepting any settlement or entering into any consent judgment in any proceeding maintained under this Section. Neither party shall settle any claim concerning the Licensed Technology without the prior written consent of the other party, which shall not be unreasonably withheld.

6.   PATENT INFRINGEMENT ACTION AGAINST A THIRD PARTY.

     (A) If any third person shall, in the reasonable opinion of either party, infringe any of the Licensed Patents, such party shall promptly notify the other party of the facts pertaining to such infringement. The parties shall initially

                                      14.

endeavor to amicably resolve the dispute with the third party. Licensee shall have the sole right in accordance with the terms of this Agreement to sublicense any alleged infringer for the future use of rights under the Licensed Patents, in which event any fees so received shall be applied first to defray pro rata any Litigation Costs incurred by the parties as a result of the infringement and sublicense so granted; and any balance of such fees shall be treated as comprising a part of Net Revenues hereunder.

     (B) In the event efforts to amicably resolve the dispute are unavailing, Licensee initially shall have the right to prosecute a legal action against the infringer, in its own name or in the name of Licensor (or its scientists) if necessary, together with the right to enforce and collect any judgment thereon. If Licensee exercises such right, Licensor shall cooperate at its expense in the prosecution of such action, including consenting to being joined in such action, if necessary, and providing pertinent nonprivileged testimony and materials. Licensee initially shall bear its own expenses associated with management of the action; provided that Licensee may [*] thereafter due Licensor under this Agreement, subject to provisions of Section 8(f) below, and apply same toward reimbursement of Licensee's expenses (including Litigation Costs) in connection with the action, until such time as the litigation is finally resolved, whether through settlement, consent judgment, or final judgment from which no further appeal may be taken. In the event the Royalty Payments have been reduced pursuant to any provision contained in this Agreement, the amount withheld shall be calculated based upon the reduced Royalty Payment. In the event that the amount of Royalty Payments withheld exceeds the Licensee's expenses (including Litigation Costs), then Licensee shall, upon final resolution of the subject litigation, pay

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      15.

Licensor within sixty (60) days of such final resolution, the balance of any such Royalty Payments withheld hereunder.

     (C) In the event Licensee does not diligently exercise its right to maintain an action against an infringer hereunder, Licensor shall have the right, but not the obligation, to initiate and manage such action. Licensee shall cooperate reasonably in the maintenance of such action by furnishing pertinent nonprivileged evidence, and Licensor shall bear the Litigation Costs associated with the management of such action.

     (D) Any monetary recovery in connection with such infringement action shall be applied (i) first, to reimburse Licensee (or Licensor, if it has maintained the action) for its unreimbursed out-of-pocket expenses (including Litigation Costs) in prosecuting such action; (ii) next, to the unreimbursed out-of-pocket expenses of the other party incurred in connection with such action; (iii) next, to any outstanding reimbursement or indemnity obligations then due Licensee; and (iv) then, in reimbursement to Licensor of any royalty obligations past due or withheld pursuant to this Section 6. The balance, if any, shall be treated as comprising a part of Net Revenues hereunder.

     (E) During the pendency of any such infringement and ensuing action, if the quantity of the dosage units of the infringing products sold by the infringing competitors during a payment period is at least [*] of the sum of the dosage units of (i) the infringed Derivative Products sold by Licensee in the same country or countries plus (ii) the dosage units of the infringing products sold by the infringing competitors in such payment period, then any Royalty Payments arising under this Agreement on account of the infringed Derivative Products and attributable to such payment period shall be reduced (retroactively, if necessary) by the same percentage, subject to the provisions of Section 8(f) below.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      16.

     (F) The parties shall confer in good faith in an attempt to reach agreement before accepting any settlement or entering into any consent judgment in any proceeding maintained under this Section. Neither party shall settle any claim concerning the Licensed Technology without the prior written consent of the other party, which shall not be unreasonably withheld.

7.   COMPULSORY LICENSEES.

     If a third party obtains from a Regulatory Authority, a compulsory license to practice any rights granted under a Licensed Patent in any country or countries, Licensor (or Licensee, as the case may be) shall give prompt notice thereof to the other party. If the quantity of the dosage units of the Derivative Products sold by the compulsory licensee during a payment period is at least [*] of the sum of the dosage units of (i) the Derivative Products sold by Licensee in the same country or countries plus (ii) the dosage units of the Derivative Products sold by the compulsory licensee in such payment period, then the royalty rate applicable hereunder to Licensee's Net Revenues on account of the Sale of Derivative Products in the affected country or countries and attributable to such payment period shall be reduced to such lesser royalty rate, if any, as may be applicable under the compulsory license to the compulsory licensee's Sales of the Derivative Products, subject to the provisions of Section 8(f) below.

8.   PAYMENT.

     (A) In consideration of the rights granted herein, Licensee agrees to make the Royalty Payments (herein so called) required on Exhibit B attached hereto to Licensor. Amounts payable under this Agreement shall be paid in U.S. dollars to Licensor or in such other currencies as the parties may agree upon in

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      17.

writing. Such Royalty Payments shall be subject to applicable law and regulations existing at the place of remittance. Net Revenues not denominated in Dollars shall first be determined in the currency in which such Derivative Products were sold and shall then be converted into the equivalent number of Dollars at (i) the official closing institutional buy rate, two days prior to the date of payment hereunder, established by the official central bank or exchange control authorities in each such country; or (ii) if no such official rate is available or if conversion pursuant to such official rate cannot be effected by Licensee, then at such closing rate, two days prior to the date of payment hereunder, established by Chase Manhattan Bank, N.A. in New York City. In the event the compensation received by Licensee, on which Royalty Payments are otherwise due, is not a cash equivalent, the fair market value of such compensation in kind will be the basis on which the cash Royalty Payments are calculated.

     (B) All Royalty Payments shall be made to Licensor at its Technology Transfer Office address furnished for notices in accordance with Section 25 below, and as to funds which cannot be converted from foreign currencies, or cannot be exported from foreign jurisdictions, then in the manner that Licensor reasonably requests. Licensor shall have the right, by at least fifteen (15) days notice to Licensee, to designate an account at a depository bank in the United States for the wiring of any Royalty Payment that then may be due.

     (C) If at any time and for so long as any applicable governmental or fiscal regulations or policies restrict Licensor's right to receive the fees payable hereunder in U.S. funds in the United States, Licensee shall be deemed to have fulfilled its obligations to make the Royalty Payments due hereunder, if it pays the sums due into a foreign bank account designated by Licensor, or into

                                      18.

a foreign branch of the Chase Manhattan Bank in the name of Licensor, for wiring to the account of Licensor in the U.S., with notice to Licensor of such deposit.

     (D) The royalties shall be payable during the term of this Agreement (the "Term") for each Royalty Payment Period (as hereinafter defined) during which Net Revenues are collected with respect to the Sale of Derivative Products in the marketplace, subject to the provisions of Sections 5, 6 and 7 above, and 8(f) below; provided that (i) as to Derivative Products that have never been the subject of patent protection the obligation to pay royalties shall terminate [*] years after the first commercial sale of such Derivative Product, and (ii) for [*] years after the expiration of any Licensed Patent covering a Derivative Product, the royalties payable to Licensor with respect to such Derivative Product shall be [*], determined on a country by country basis, as [*], and no Royalty Payments shall be required with respect to such Derivative Product thereafter.

     (E) No royalty shall accrue on any Sale of Derivative Products between Licensee and its Affiliates or either of them and their respective sublicensees, except as expressly provided in this Agreement.

     (F) In the event Licensee is entitled to withhold against Royalty Payments pursuant to Sections 5(a), 6(b) or (e) or 7, Licensor shall not be required to refund any Royalty Payment or any Research/Royalty Payment previously made to Licensor, and Licensee shall not seek to enforce any such refund.

     (G) If it can reasonably be concluded that a sublicensee has acquired rights to a Derivative Product without a bona fide intent to market same, but for the purpose of eliminating competition with another product in the marketplace,

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      19.

and no reasonable effort can be shown to deliver the Derivative Product into the stream of commerce, and no sale of a material quantity of the Derivative Product in the marketplace occurs within a period of [*] after the transfer to the sublicensee, and there are no extenuating regulatory circumstances for such delay, Licensee shall pay Licensor a royalty on the amount of the fee received from the sublicensee for the acquisition of the rights to such Derivative Product, which fee shall be treated as Net Revenues. If a Derivative Product is thereafter Sold in the marketplace pursuant to the sublicense, however, Licensee shall be entitled to recoup from the royalties otherwise due Licensor from such Sales, the amount of the Royalty Payment already paid to Licensor on the fee for the sublicense transaction, and after such recoupment is complete, Licensor shall be entitled to receive the stream of Royalty Payments due on Net Revenues from the Derivative Products.

     (H) In the event a sublicensee, having acquired the entire Licensed Technology, fails to commercially exploit the Licensed Technology within [*] after the transfer or eight years after the date hereof, whichever is later, and there are no extenuating regulatory circumstances for such delay, then the sublicensee will be required [*] to Licensor, for each year that the Licensed Technology is not commercially exploited from the date of the transfer through the year in which (i) the term of the last Licensed Patent to expire, terminates, or (ii) the license to the Licensed Technology is surrendered to Licensor by the sublicensee, whichever is sooner.

     (I) If, for remuneration, Licensee enters into a sublicense specifically granting rights to an independent third party for the use of an assay or other testing or diagnostic procedure or instrument constituting a part of the Licensed

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      20.

Technology, which has financial value separate and apart from the creation of a Derivative Product, Licensor shall be entitled to receive a Royalty Payment based on such remuneration.

9.   REPORTING AND RECORD KEEPING.

     (A) Licensee will render to Licensor, no later than thirty (30) days following January 1, April 1, July 1 and October 1 of each year, respectively (the "Royalty Payment Periods"), a written statement summarizing Sales activity conducted pursuant to this Agreement. The statement will be certified as to its correctness by an officer of Licensee, and will provide such information concerning the nature of the business conducted pursuant to this Agreement by Licensee during the preceding three (3) month period as shall be pertinent to an accounting hereunder, including at least the following:

               (I) number and description of units of Derivative Products sold;

               (II)  total Net Revenues, itemizing all deductions;

               (III) accounting for all sublicenses granted, including names and addresses of such sublicensees;

               (IV)  total Royalty Payments due; and

               (V) any special reporting required pursuant to Section 4(c) above. Each such statement shall be accompanied by the Royalty Payment due to Licensor as of the last day of that Royalty Payment Period.

     (B) Licensee shall keep full and accurate books and records setting forth all Sales, the computation of Net Revenue (including the licensing fees paid by sublicensees) and all information that is required to be set forth in the royalty statements hereunder. Licensee shall permit an independent certified public accountant selected by Licensor and acceptable to Licensee, to examine such books and records, upon reasonable notice and during normal working hours, but not

                                      21.

later than two (2) years following the payment in question, for the purpose of verifying the reports, accountings and payments hereunder. The cost of such examinations shall be borne by Licensor unless a material error resulting in an underpayment of royalties that exceeds [*] of the royalties due for the period examined is discovered in the records or in the royalty statements based thereon, in which event the cost of the examination in which the errors were discovered will be borne by Licensee. In the event errors are discovered in the accounting, appropriate adjustments shall be made in the Royalty Payments due. The independent accountant shall not disclose to Licensor any cost data of Licensee, but Licensee shall permit Licensor's accountant to make such excerpts and copies of the financial records as may be necessary to perform the audit.

     (C) Licensee shall furnish Licensor with status reports summarizing the status of its development of Licensed Technology and Derivative Products, on March 1 of each year. Licensee shall inform Licensor of each Derivative Product that enters Phase I clinical pharmacology testing conducted under an IND filed with the FDA or with its counterpart in any foreign country, and of each clinical proof of concept demonstrated in a human clinical Phase II efficacy and safety study.

10.  LICENSOR'S REPRESENTATIONS AND WARRANTIES.

     Licensor represents and warrants as follows:

     (A) Licensor is the owner of all right, title and interest in and to the Licensed Technology, has the right to grant the rights and Licenses herein conferred upon Licensee, and no interest in the Licensed Technology has been transferred to any third party by Licensor.

     (B) Licensor has disclosed to Licensee all material information relating to the Patent Applications, and has authorized Licensor's patent counsel to

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      22.

discuss any issues relating to the Patent Rights. Licensor represents that the pending Patent Applications are accurate, and to the best of Licensor's knowledge have merit. Licensor is unaware of any potential infringement of the rights of any third person by the Patent Applications, or any Licensed Patents that may be issued with respect thereto.

     (C) Copies of the pages from the laboratory notebooks of Dr. Kopchick and those supervised by him have been disclosed to the Licensee describing the invention covered by the fourth Patent Application described on EXHIBIT A attached hereto, and Licensor has confirmed that to the best of Licensor's informed knowledge and belief, after consultation with expert patent counsel, such invention was reduced to practice by Dr. Wen Y. Chen as early as Fall of 1991.

     (D) Licensor has disclosed to Licensee all inventors of the Licensed Technology who have performed research at Licensor's facilities, or in concert with Licensor, and it has obtained and recorded assignments from each such inventor assigning to Licensor all of the rights in inventions, discoveries and Patent Applications comprising any portion of the Licensed Technology.

     (E) Licensor has the authority and capability to execute and perform this Agreement, and such execution and performance will not violate any restriction contained in any law, regulation, policy of Ohio University, or agreement with any third person.

11.  LICENSEE'S REPRESENTATIONS AND WARRANTIES.

     Licensee represents and warrants as follows:

     (A) Licensee has the authority and capability to execute and perform this Agreement, and such execution and performance will not violate any restriction

                                      23.

contained in any law or regulation, or in any agreement between Licensee and any third person.

     (B) Licensee has share capital of not less than $100,000 and has employed a Chief Executive Officer with expertise and managerial experience in the pharmaceutical industry to direct the activities required under this Agreement.

12.  LICENSEE'S DUTIES.

     (A) Licensee shall use diligent efforts to commercially exploit the Licensed Technology through the development of marketable Derivative Products and shall undertake diligent efforts to Sell any commercially viable Derivative Products that do not (i) present an unreasonable risk of injury to life or health or (ii) violate the provisions of applicable laws and regulations of any Regulatory Authority. Reasonable evidence provided by Licensee that it has an ongoing and active research, development, manufacturing, marketing, or licensing program directed toward Sale of Derivative Products shall be deemed satisfactory proof of diligent efforts to commercially exploit the Licensed Technology and to Sell the Derivative Products.

     (B) Licensee agrees to pay all costs hereafter incurred in applying for necessary Regulatory Approvals in the clinical trial process with respect to Derivative Products constituting a part of the Licensed Technology. At the request of Licensee, Licensor agrees to assist and cooperate reasonably with Licensee in the preparation and processing of each IND and each application for Regulatory Approval.

     (C) Unless extended by mutual written agreement, Licensee shall [*] (i) pursue research, development and experimentation of Derivative Products, and
(ii) place a Derivative Product in clinical trials; and assuming Licensee does so in good faith, it shall be deemed

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      24.

to have complied with its responsibility to exploit commercially the Licensed Technology.

     (D)  In the event Licensee fails to perform its duties pursuant to this
Section 12, this Agreement shall terminate in accordance with Section 16.

13.  MANUFACTURING FACILITY.

     Licensee agrees [*] as may be mutually agreed upon by Licensee and Licensor.

14.  INSURANCE.

     (A) Subject to applicable law, each party shall purchase and maintain such insurance as may, in its discretion, be necessary and appropriate to protect against risks of loss, damage to property, and injury to person in connection with the performance of this Agreement.

     (B) Each party shall at all times comply with the applicable requirements of any governmental authority with respect to the maintenance of workers compensation insurance, or a legally allowable alternative form of employees' liability insurance, covering all employees engaged in the performance of activities under this Agreement.

15.  PATENT MARKING.

     All Derivative Products (or their containers) shipped to or Sold in the United States or in foreign countries shall be marked in such manner as to conform with the patent laws and practice of the country of manufacture or Sale,

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      25.

including as appropriate, the patent number or the phrase, "patent pending". The particulars of such marking shall be determined in Licensee's discretion.

16.  TERM AND TERMINATION.

     (A) The primary term of this Agreement shall be eight (8) years (the "Primary Term"), unless extended by mutual written agreement.

     (B) Upon the expiration of the Primary Term, provided Licensee is not then in Default (as defined below) of its obligations under this Agreement, this License shall continue as to all of the Licensed Technology discovered or developed prior to the expiration of the Primary Term (excluding any portions of the Licensed Technology that have reverted to Licensor under other provisions of this Agreement). In the absence of other written agreement between the parties, compounds, transgenic animals, and methods of treatment discovered by Licensor after the Primary Term of this Agreement or after the Licensee's termination of the Sponsored Research Agreement, whichever is sooner, will become the property of Licensor.

     (C) Licensor shall make full written disclosure to Licensee of all inventions, discoveries and developments coming within the scope of the Licensed Technology as of the expiration of the Primary Term. In the event that inventions within the scope of the Licensed Technology have been discovered as of the expiration of the Primary Term, but such inventions are still inchoate, and Licensee determines within a period of two years thereafter that such inventions are commercially viable, Licensee may declare by written notice to Licensor that it elects to have such inventions remain part of the Licensed Technology in which Licensee retains rights, subject to the terms of this Agreement.

                                      26.

     (D) The term "Default" shall, with respect to either party, mean any of the following events occurring during the Term:

          (I) Any material breach of this Agreement or the Sponsored Research Agreement consisting of the failure to make a payment required hereunder, which breach remains uncured after sixty (60) days notice specifying the amount then due;

          (II) Any material non-financial breach of this Agreement or the Sponsored Research Agreement, which breach remains uncured after ninety (90) days notice specifying the nature of the breach; or

          (III) The failure of a party to continue its business activities.

     (E) In the event of a Default by Licensee, Licensor may at its election (without prejudice to any other legal or equitable remedies that Licensor may have), exercisable upon notice to Licensee, declare the License immediately terminated, in which event Licensee shall forfeit entirely all rights and interest in and to the Licensed Technology (including, without limitation, all Patent Rights), and this Agreement shall terminate.

     (F) In the event of a Default by Licensor, or in the event Licensee has grounds for termination of this Agreement pursuant to paragraphs (g), (h) or (i) below, Licensee may at its election (without prejudice to any other legal or equitable remedies that Licensee may have), exercisable upon notice to Licensor, either (i) terminate this Agreement, or (ii) continue to exploit commercially the License, but thereafter the Licensee's obligations under this Agreement shall be limited solely to those Royalty Payment obligations arising under this Agreement as set forth in clause (c) of Exhibit B attached, and Licensee shall continue to make periodic Royalty Period Payment reports in compliance with
Section 9.

                                      27.

     (G) Licensee shall have the right to terminate this Agreement in the event that the Sponsored Research Agreement is terminated in accordance with its terms by Licensee.

     (H) Licensee shall have the right to terminate this Agreement at any time upon (i) six (6) months notice to Licensor and (ii) payment of all amounts due through the effective date of such termination.

     (I) Licensee shall have the right to terminate this Agreement if any Patent Application listed on Exhibit A (i) is determined to be invalid, (ii) a final decision is made by the Patent and Trademark Office to reject the Patent Application(s) despite Licensee's diligent effort to prosecute same, or (iii) a material claim adverse to such Patent Application(s), or any Licensed Patent issued with respect thereto, is filed against Licensee, and in the good faith judgment of independent expert patent counsel such claim has a substantial deleterious impact on the value of the Licensed Technology or a significant likelihood of resulting in an adverse judicial determination as to the validity of the Licensed Patent, and a judgment against Licensee with respect thereto.

     (J) Upon termination of this Agreement for Default of Licensee, notwithstanding any other language contained in this Agreement, any and all sublicenses granted by Licensee prior to such termination shall automatically be assigned to Licensor, shall continue in effect in accordance with their terms, and shall thereafter (during the respective terms of such sublicenses) be subject in all respects to the provisions of this Agreement, in addition to any provisions contained in such sublicenses.

     (K) Licensee and any sublicensee may, after the effective date of any termination of this Agreement, complete and Sell all Derivative Products on hand or in the process of manufacture at the time of such termination; provided that Licensee shall make the Royalty Payments to Licensor required under this

                                      28.

Agreement in accordance with Exhibit B, clause (c), and shall submit all royalty reports required hereunder with respect to such Sales.

     (L) Upon termination of this Agreement due to Default on the part of Licensee, except (i) pursuant to paragraphs (f), (j) and (k) above, (ii) as otherwise necessary to comply with the documentation requirements of any Regulatory Authority, or (iii) as otherwise may be necessary to exploit or enforce any rights lawfully retained by Licensee under this Agreement upon termination, all Licensed Technology, and all materials related thereto, including copies, excerpts, abstracts or summaries thereof, in whatever form or media stored, shall be returned to Licensor upon request.

     (M) In the event of termination, (i) all rights and obligations of the parties which are expressly required, or by clear implication contemplated, to survive termination shall survive such termination, including without limitation all rights and obligations set forth in Sections 16, 17 and 19 hereof; and (ii) all rights to receive payment of any financial obligations which have vested prior to termination shall remain enforceable.

     (N) In the event Licensee exercises its right to terminate this Agreement, and Licensor thereupon elects to continue in effect any existing sublicense agreements, Licensee shall have no further obligation regarding or under such sublicense agreements, including but not limited to those obligations set forth in Sections 2(f) and 8(h) above.

17.  CONFIDENTIAL INFORMATION.

     (A) Subject to the exceptions contained in paragraph (c) below, Licensor and Licensee shall maintain in strict confidence all Licensed Technology, including without limitation the Production Technology, which is disclosed by one party to another, and any additional information which has been identified as

                                      29.

confidential, whether or not so labeled (the "Confidential Information"); and neither party shall use or disclose the Confidential Information except as contemplated by this Agreement.

     (B) For purposes of paragraph (a), the public availability of certain information related to the Licensed Technology shall not forfeit the confidential nature of other Confidential Information, and the disclosure of specific principles or information shall not justify disclosure of general principles or information that remain confidential, and vice versa.

     (C)  Confidential information shall not include information:

          (I) already known to the recipient, at the time of disclosure hereunder, as evidenced by adequate written documentation;

          (II) publicly known in the form available hereunder prior to the Effective Date, or which thereafter becomes publicly known in that form, other than through acts or omissions attributable to the recipient or its employees, agents or Affiliates;

          (III) disclosed to the recipient by a third party having a lawful right to do so;

          (IV) that is authorized in writing to be publicly disclosed, by the party who supplied such information; or

          (V)   that is embodied in an issued patent.

     (D) Licensor and Licensee may disclose Confidential Information on a "need to know" basis, as follows: (i) to their respective employees and agents performing research concerning the Licensed Technology, (ii) to Licensee's Affiliates, distributors, sublicensees, contractors, and subcontractors, (iii) by Licensee to potential lenders and other reliable sources of financing necessary to perform this Agreement, (iv) by Licensee to potential candidates for membership on Licensee's board of directors, (v) by Licensee to governmental agencies and institutional review boards to obtain regulatory approval for Derivative Products or clinical research studies, (vi) by Licensee to investigators performing clinical trials, and to (vii) governmental units to obtain

                                      30.

funding for research; provided that all such persons shall be instructed as to their duties of confidentiality in compliance with this Section 17, and shall be required to agree to preserve such confidentiality.

     (E) Each party agrees to store all material embodying Confidential Information in a secure area where access is restricted and to make duplicates of the Confidential Information only to the extent reasonably necessary to perform this Agreement.

     (F) Except as required by law or regulation, expressly allowed herein, or otherwise agreed in writing, no press release or any other written statement intended for use in the public media that discloses Confidential Information pertaining to the Licensed Technology shall be made by either party. Licensor and Licensee shall have the right to issue press releases (and Licensee may distribute private placement memoranda and securities prospectuses) accurately describing in general terms, (i) the execution of this Agreement and (ii) the scope of their respective responsibilities and the nature of their objectives under this Agreement, but shall make no representations concerning the Licensed Technology or the Derivative Products, and shall not compromise any duty of confidentiality concerning the Licensed Technology. However, the specific terms of this Agreement shall be disclosed solely (i) to those persons who need to know its contents, in order to facilitate performance of this Agreement by the parties themselves, or (ii) as may be required by law, regulation or judicial order. Licensor shall not issue any press release or public statement concerning the Licensed Technology (i) that identifies Licensee without the latter's prior written consent, which shall not be unreasonably withheld, or (ii) in violation of the obligations of confidentiality imposed by this Section 17.

                                      31.

     (G) Licensor shall have the right to publish research and scientific data only in strict accordance with Article VI of the Sponsored Research Agreement.

     (H) In the event disclosure of this Agreement or of other Confidential Information is required by law, regulation or judicial order, the parties shall take all reasonable measures available to limit the scope and purposes of disclosure and to protect the confidentiality of such Confidential Information upon such disclosure.

     (I) Both Licensee and Licensor shall take precautions that no Licensed Technology, including without limitation Production Technology, and no Derivative Product, will be disclosed or shipped, directly or indirectly, to any person or entity, governmental or otherwise, of any foreign nation, if doing so would violate the laws or regulations of the United States or knowingly violate the laws of any foreign government.

     (J) The obligations imposed by this Section 17 shall survive the termination of this Agreement for a period of [*].

18.  NEW DEVELOPMENTS.

     (A) Licensor and Licensee agree to keep each other regularly and fully informed about new applications and other developments relating to the manufacture, use and Sale of the Licensed Technology, including Production Technology. If during the Primary Term of this Agreement, Licensor and/or any of its employees, agents or subcontractors shall make an invention, discovery, development or improvement related to the Licensed Technology (collectively, a "Development"), Licensor shall furnish to Licensee, without additional charge, technical data and information relating to such Development. In addition, if Licensee secures patent protection on any such Development, these patents shall

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED & FILED SEPARATELY WITH THE COMMISSION. CONDFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      32.

be included in the definition of Licensed Patents as such term is defined in
Section 1 above.

     (B) Subject to the right of Licensee to receive assignments of Patent Applications and Licensed Patents as provided in Section 4(e) above, Licensor shall obtain the assignment to Licensor from its employees, agents, subcontractors, and other persons under its control who claim an interest in each Development of all such interest in such Development and any patents issued with respect thereto, in accordance with Ohio law and the Ohio University Policy on Intellectual Property Ownership and Disposition, and Employee Involvement in Research Commercialization Endeavors (Procedure no.17.001, effective November 8,
1992). Copies of such assignments shall be promptly furnished to Licensee.

19.  INDEMNIFICATION.

     (A) Licensee agrees to indemnify, hold harmless and defend Licensor from all claims, liability, loss, damage and judgments (collectively, the "Claims") asserted against or incurred by Licensor (including Litigation and Arbitration Costs), caused by or arising out of (i) Licensee's use, research, or transfer of the Licensed Technology, (ii) Licensee's performance of this Agreement, (iii) work product derived from any independent research conducted by Licensee with respect to the Licensed Technology that infringes any patent, trademark, copyright, or any other proprietary right of any third party, (iv) Licensee's manufacture or Sale of the Derivative Products in accordance with this Agreement; (v) any actions of Licensee in performance of this Agreement that violate any law or regulation of any governmental authority, or (vi) any actions of Licensee in performance of this Agreement that violate any restriction or agreement applicable to Licensee; provided, however, that (x) such indemnity is subordinate to any insurance coverage applicable to the Claims and applies only to the extent

                                      33.

that the Claims exceed the limits of such insurance coverage, and (y) any such Claims resulting from the factors identified in Subsection (A), (B ) or (C) below are excluded from this indemnity:

          (A) the failure of Licensor to comply with any applicable FDA or other governmental laws, regulations or requirements;

          (B) Licensor's breach of any covenant or representation contained in this Agreement; or

          (C)  the negligence or willful malfeasance of Licensor.

     (B) Licensor agrees, to the extent permitted by law, to indemnify, hold harmless and defend Licensee from all claims, liability, loss, damage and judgments (collectively, the "Claims") asserted against or incurred by Licensee (including Litigation and Arbitration Costs), caused by or arising out of (i) Licensor's use, research, or transfer of the Licensed Technology, (ii) Licensor's performance of this Agreement, (iii) work product derived from Licensor's research that infringes any patent, trademark, copyright, or any other proprietary right of any third party, (iv) any actions of Licensee in compliance with this Agreement that violate any policy, rule, or regulation of Licensor, (v) any actions of Licensor that violate any law or regulation of any governmental authority, or (vi) any actions of Licensor that violate any restriction or agreement applicable to Licensor; provided, however, that (x) such indemnity is subordinate to any insurance coverage applicable to the Claims and applies only to the extent that the Claims exceed the limits of such insurance coverage, and (y) any Claims resulting from the factors identified in Subsection (A), (B) or (C) below are excluded from this indemnity:

          (A) the failure of Licensee to comply with any applicable FDA or other governmental laws, regulations or requirements;

                                      34.

          (B) Licensee's breach of any covenant or representation contained in this Agreement; or

          (C)  the negligence or willful malfeasance of Licensee.

     (C) Both parties agree that upon receipt of a Claim coming within the scope of this indemnity provision, the recipient will notify the other party promptly. Each indemnitor agrees, at its own expense, to provide skilled attorneys to defend against any proceedings filed against the indemnitee with respect to Claims covered by this indemnity, whether or not such proceedings are rightfully filed; and each indemnitee agrees to give the indemnitor control of the defense of such proceedings and to cooperate with the indemnitor in the defense and settlement of the Claims, provided that the indemnitee may, at its own expense, also retain separate counsel to cooperate with the indemnitor's counsel in the defense of the Claims.

     (D) Notwithstanding anything to the contrary contained in this Agreement, Licensor shall not have any responsibility to pay any sum of money pursuant to any indemnity to Licensee, nor shall Licensee have any right to withhold any sum of money from Licensor, regarding any claim arising from Licensee's prosecution or practice of a patent with respect to an invention or discovery that was not developed by or jointly with Licensor. Further, with respect to any proposed patent that Licensee may desire to prosecute, and that constitutes a part of the Licensed Technology, Licensee shall, subject to the confidentiality provisions of Section 17 hereof, furnish to Licensor a draft of Licensee's proposed patent claims. Licensor shall then have a period of fifteen (15) business days (unless extended by mutual written agreement) in which to comment on specific aspects of the formulation of such claims as set forth in the proposed patent application, and to specify to Licensee in writing the manner in which Licensor recommends that the claims be revised. Licensee and Licensor thereupon shall promptly

                                      35.

discuss any differences in good faith in a diligent effort to resolve the matter to the parties' mutual satisfaction. In the event that Licensor and Licensee are unable to resolve their differences, then Licensor shall give Licensee prompt written notice (preferably by telefax or facsimile transmission) concerning the specific nature of Licensor's objections, together with a proposal containing specific recommended language or action to be taken with respect to the particular patent claim. Licensee shall then have the right to accept Licensor's proposal, or to pursue the claims as objected to by Licensor. If Licensor's proposal is not adopted, and a third party action subsequently results with respect to that aspect of the patent claim that was objected to by Licensor, Licensor shall not have any duty to indemnify Licensee with respect to any settlement payment or damages that may be payable by Licensee to the extent such payment is attributable to that portion of the patent claim that was objected to by Licensor.

     (E) The terms Licensor and Licensee, as used in this Section 19, shall be deemed to include the trustees, directors, officers, agents, employees, and contractors of the respective parties, provided that the duty of indemnity shall devolve solely upon Licensor and Licensee as entities (and not upon such individuals).

20.  GOVERNMENT REQUIREMENTS AND APPROVALS.

     (A) The parties shall cooperate in complying with all domestic and foreign laws and regulations regarding the development, manufacture, Sale and transport of the Licensed Technology (including the Derivative Products), and nothing in this Agreement shall be deemed to require any action in contravention of any such law or regulation.

                                      36.

     (B) Subject to Sections 25(k) and 17, before this Agreement shall be effective, this Agreement must be approved by the Director, Department of Development, State of Ohio. Licensor shall furnish a letter to Licensee warranting that such approval has been secured, and the Agreement will become effective upon its execution, and Licensee's receipt of such letter.

21.  FORCE MAJEURE.

     Performance of this Agreement is subject to unavoidable delays to the extent caused by force majeure, in the nature of war, civil unrest, labor dispute, epidemic, natural disaster, or because of any governmental law or order effectively suspending performance, or any other cause beyond the reasonable control of the party affected and occurring without its fault; provided that notice of such force majeure shall be given by the affected party to the other party with reasonable promptness, specifying the cause of the delay, and the affected party shall use reasonable efforts to resume performance of its obligations. The time for performance shall be extended by an amount of time equal to the period during which the effects of force majeure have prevented performance.

22.  ASSIGNMENTS AND AFFILIATES.

     This Agreement shall not be assignable by any party without the prior written consent of the other, except that Licensee may assign this Agreement, in whole or in part, to any of its Affiliates, or to its successor in interest by merger, consolidation or other acquisition (including the assignee of all or substantially all of its assets), or to its sublicensees. In the event of such assignment, this Agreement shall, to the extent of the interest transferred, automatically be binding upon and inure to the benefit of such assignees and

                                      37.

successors in interest, and they shall be required to undertake in writing to perform this Agreement in accordance with their applicable responsibilities hereunder.

23.  ARBITRATION.

     In the event of a dispute relating to this Agreement, the parties shall endeavor to settle such dispute amicably. Failing amicable resolution, the parties shall promptly submit such dispute to arbitration pursuant to the rules of the American Arbitration Association ("AAA") in Cleveland, Ohio, or in an available venue closest thereto. The decision rendered by the arbitrators shall be final and binding, and enforceable by any court of competent jurisdiction. The prevailing party shall be entitled to recover Arbitration Costs. At their election the parties may jointly apply to the District Court in Cuyahoga County, Ohio for the appointment of an arbitrator to hear and resolve the dispute, in which event such arbitrator shall be guided by the Commercial Arbitration Rules of the AAA. In such event, the costs associated with the application to such Court shall be shared equally by the parties, but all other Arbitration Costs shall be paid by the party against whom the award is rendered. The arbitrators shall have the power to grant relief in equity as well as at law. Notwithstanding the foregoing, this provision shall not preclude (a) any party from seeking temporary injunctive relief from a court pending arbitration, or
(b) the parties from seeking to mediate any dispute hereunder as a more expeditious and less expensive alternative to arbitration.

24.  GOVERNING LAW.

     The enforcement and construction of this Agreement shall be governed by Ohio law.

                                      38.

25.  GENERAL PROVISIONS.

     (A) INTEGRATED AGREEMENT. This Agreement, together with the Sponsored Research Agreement and the Option Agreement (collectively, the "Agreements"), constitute the complete understanding and agreement of the parties with respect to the subject matter hereof, and together supersede all prior or contemporaneous written and oral agreements, representations and understandings between the parties with respect to the subject matter hereof. The parties acknowledge that no representations have been made to induce execution of this Agreement except as set forth in the Agreements. This Agreement can only be amended or supplemented by a written instrument, duly executed on behalf of the respective parties.

     (B) SEVERABILITY AND REFORMATION. If any provision of this Agreement is held invalid or unenforceable by a tribunal of competent jurisdiction, such provision shall be reformed to the minimal extent necessary to render such provision valid and enforceable. If such reformation cannot be granted, then the invalid provision shall be deemed severable and all other provisions shall remain in full force and effect. Notwithstanding the foregoing, if the granting of reformation or the severance of any provision would materially destroy or diminish the objectives of the parties or the benefits to be derived by either party under the Agreement, then the determination that a particular provision is invalid or unenforceable shall apply to the Agreement in its entirety.

     (C) NOTICES. It is contemplated that the parties will frequently conduct informal communications relating to the subject of this Agreement. However, all notices and other communications between the parties with respect to specific rights and obligations of the parties under the provisions of this Agreement shall be in writing and shall be deemed given if delivered personally, by courier or by facsimile transmission, telefaxed or mailed by registered or certified mail

                                      39.

(return receipt requested), with all facsimile, telex or postage fees paid by the sender, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, however, that notices of a change of address or telex or facsimile number shall be effective only upon receipt thereof):

     If to Licensor:

          Director
          Technology Transfer Office
          Ohio University Innovation Center
          One President Street
          Athens, Ohio 45701
          Attn: David Allen, Ph.D.

          Facsimile: (615) 593-0186

     With Copy to:

          Vice President, Research and Graduate Studies
          University Research Center
          Ohio University
          Athens, Ohio 45701
          Attn: T. Lloyd Chesnut, Ph.D.

          Facsimile:  (615) 593-0380

     If to Licensee:

          Drug Development Investment Corp.
          570 Penllyn Pike
          Blue Bell, Pennsylvania 19422
          Attn: John A. Scarlett, M.D.

          Facsimile: (215) 643-6616

     With Copy to:

          Mr. Steven A. Fleckman
          Fleckman Johnson & Passman
          1800 NationsBank Tower
          515 Congress Avenue
          Austin, Texas 78701

          Facsimile: (512) 476-7644

Notices which are mailed shall be deemed to have been delivered on the third day after deposit in a postal depository. Records of the sender generated by the

                                      40.

sender's telecopier and ancillary equipment and/or maintained in the ordinary course of sender's business showing the recipient's telecopier number and the date and time of transmission and number of pages transmitted shall constitute presumptive evidence of the receipt of a telecopy for purposes of this Section.

     (D) CONSTRUCTION. References to one gender shall include all other genders; the use of singular nouns shall imply the plural and vice versa; and words denoting persons will include corporations and vice versa where appropriate to the context. References to Licensee shall include its Affiliates and sublicensees where appropriate to the context.

     (E) CAPTIONS. The headings used in this Agreement are solely for convenience and shall not be considered in interpreting the provisions hereof.

     (F) WAIVER. No waiver of any provision of this Agreement shall be deemed effective unless expressly set forth in a written instrument signed by the party against whom such waiver is to be enforced, and no failure to insist upon strict performance of any particular provision shall preclude either party from thereafter insisting upon strict compliance in the future with such provision or any other provision in this Agreement.

     (G) CUMULATIVE REMEDIES. All rights and remedies contained in this Agreement are cumulative, and to the extent permitted by law any one or more of such rights and remedies may be exercised concurrently or successively.

     (H) LITIGATION COSTS. The prevailing party in any proceeding involving a dispute relating to this Agreement shall be entitled to recover its Litigation Costs and/or Arbitration Costs incurred in connection with the proceeding.

     (I) FURTHER ASSURANCES. The parties hereto agree to execute any and all such further documents and to take any and all such further action as may be necessary or appropriate to effectuate the purposes of this Agreement.

                                      41.

     (J) NO PARTNERSHIP. In giving effect to this Agreement, Licensor and Licensee shall not be deemed agents, partners, or joint ventures of each other for any purpose. Neither party shall have the authority to enter into contract, or to incur any expense or liability, on behalf of the other.

     (K) CONFIDENTIALITY PENDING EFFECTIVENESS OF AGREEMENT. Section 17 of this Agreement shall be effective upon signing by the parties, even pending the acquisition of any required formal approval by any party's governing body or any Regulatory Authority.

     (L) INTEREST ON DELINQUENT OBLIGATIONS. Late payments by Licensee will be subject to interest charges equivalent to [*] and [*] percent above the prime rate of interest charged from time to time by the Chase Manhattan Bank, N.A. in New York City, commencing thirty (30) days following the due date.

     (M) SIGNATORY AUTHORITY. Each signatory below represents to the other party that he/she has authority to sign for and bind the principal on whose behalf he/she has purported to execute this Agreement.

     (N) MULTIPLE COUNTERPARTS. This agreement may be executed in multiple counterparts, all of which collectively, and each of which shall constitute one and the same instrument.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      42.

          IN WITNESS WHEREOF, the parties hereto, intending to be bound hereby, have executed and delivered this Agreement as of the Effective Date.

                                    OHIO UNIVERSITY AND ITS EDISON ANIMAL
                                    BIOTECHNOLOGY CENTER

                                    By: /s/ T Lloyd Chesnut, Ph.D.
                                       --------------------------------------
                                       T Lloyd Chesnut, Ph.D., Vice-President
                                       for Research and Graduate Studies

                                    DRUG DEVELOPMENT INVESTMENT CORP.

                                    By: /s/ John A. Scarlett, M.D.
                                       --------------------------------------
                                       John A. Scarlett, M.D., President

                                      43.

                                   EXHIBIT A

                                    PATENTS

     [*]

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      44.

                                   EXHIBIT B

                               PAYMENT SCHEDULE

The following payments shall be made by Licensee:

     a. A [*] licensed to Licensee by Licensor under the terms of this Agreement [*].

     b. A [*] for [*] licensed to Licensee by Licensor under the terms of this Agreement [*].

     c. A [*] in accordance with Section 8 of the Agreement, not including Sales of Derivative Products as part of a transfer of technology rights to sublicensees, except as otherwise stated in the Agreement.

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                      45.